Exhibit 99.3

Recent Developments Information

Below is a summary of certain preliminary estimates regarding our financial results for the quarter and year ended December 31, 2016. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this information. This preliminary financial information is not a comprehensive statement of our financial results for the quarter and year ended December 31, 2016 and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, and completion of our internal review and the review by our independent registered public accounting firm of our financial statements for the quarter ended and year December 31, 2016, which may materially impact the results and expectations set forth below.

●	Our estimated revenue for the quarter ended December 31, 2016 is approximately $2.9-$3.1 million compared to no revenue for the quarter ended December 31, 2015.

●	Our estimated revenue for the year ended December 31, 2016 is approximately $6.3-$6.5 million compared to $139,980 for the year ended December 31, 2015.

●	We shipped 57 units during the quarter ended December 31, 2016 and 114 units during the year ended December 31, 2016.

●	Our estimated cash and cash equivalents as of December 31, 2016 are approximately $0.5 million compared to $3.1 million as of September 30, 2016.

Thereafter, on January 10, 2017, Workhorse entered into a Securities Purchase Agreement with Jospeh T. Lukens providing for the sale to Mr. Lukens of a 6% Convertible Debenture in the aggregate amount of $2,000,000 in consideration of $2,000,000. The financing closed on January 10, 2017. The Lukens Debenture matures two years from the date of issuance and bears interest of 6% per annum payable upon maturity. The Lukens Debenture will convert in connection with this offering at a conversion price equal to the public offering price in this offering.